Exhibit 34.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of GMAC LLC:

We have examined GMAC LLC's (the "Company") compliance with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB ("Regulation AB") for the Retail Automotive Loan Platform (the "Platform") described in the accompanying Management's Certification Regarding Compliance with SEC Regulation AB Servicing Criteria as of and for the year ended December 31, 2008, or for the periods from the respective dates of sale for each trust or sale to December 31, 2008, excluding criteria 1122(d)(l)(iv), (2)(vi), (4)(ix) and (4)(x), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. The Platform consists of the activities involved in the performance of servicing functions for (i) publicly issued retail asset-backed transactions, the securities of which were offered on or after January 1, 2006 and (ii) certain retail asset-backed transactions, excluding revolving credit facilities, for which the Company is contractually required to make Regulation AB compliant filings under the Securities Exchange Act of 1934, as amended, based upon the compliance standards included in the respective transaction agreements. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

As described in management's assertion, for servicing criteria 1122(d)(2)(i) the Company has engaged a vendor to perform certain activities required by this servicing criteria. The Company has determined that this vendor is not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to this vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor's activities comply in all material respects with the servicing criteria applicable to this vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company's determination of its eligibility to use Interpretation 17.06.

Our examination disclosed the following material noncompliance with 1122(d)(3)(i)(B), 1122(d)(3)(i)(D), 1122(d)(4)(iv), 1122(d)(4)(vi), and 1122(d)(4)(xiv), applicable to the Company during the year ended December 31, 2008, or for the periods from the respective dates of sale for each trust or sale to December 31, 2008. With respect to 1122(d)(3)(i)(B), certain investor reports had been revised during the year indicating an error in the initial investor report relating to amounts other than unpaid principal balance or bond payments. With respect to 1122(d)(3)(i)(D), certain investor reports had been revised during the year indicating an error in the initial investor report specific to unpaid principal balance or bond payments. With respect to 1122(d)(4)(iv), payments made on certain accounts that changed from non-accrual to active status were not properly allocated between principal and interest and certain customer payments on scheduled interest contracts that included prepayments were not properly allocated to the unpaid principal balance. With respect to 1122(d)(4)(vi), certain changes with respect to the terms of an obligor's pool asset were not approved by authorized personnel in accordance with the Company's policies. With respect to 1122(d)(4)(xiv), certain charge-offs on uncollectible accounts were not approved by authorized personnel in accordance with the Company's policies.

In our opinion, except for the material noncompliance described in the preceding paragraph, the Company complied, in all material respects, with the aforementioned applicable servicing criteria for the Retail Automotive Loan Platform as of and for the year ended December 31, 2008, or for the periods from the respective dates of sale for each trust or sale to December 31, 2008.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Detroit, MI
March 12, 2009